Exhibit 1.2

PHILIP MORRIS INTERNATIONAL INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

November 12, 2008

PHILIP MORRIS INTERNATIONAL INC.

120 Park Avenue

New York, New York 10017

Attention:	Marco Kuepfer
Vice President Finance and Treasurer

Dear Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of April 25, 2008 in connection with Philip Morris International Inc.’s registration statement on Form S-3 (No. 333-150449) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities on the following terms:

Debt Securities

Title:

6.875% Notes due 2014 (the “Notes”).

Principal Amount:

$1,250,000,000.

Interest Rate:

6.875% per annum, from November 17, 2008, payable semiannually in arrears on March 17 and September 17, commencing March 17, 2009, to holders of record on the preceding March 2 or September 2, as the case may be.

Maturity:

March 17, 2014.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, or DTC, Clearstream Banking, société anonyme, or Clearstream, or Euroclear Bank S.A./N.V., or Euroclear, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes — Redemption for Tax Reasons” in the prospectus supplement.

Option to Elect Repayment:

None.

Sinking Fund:

None.

Listing:

Application shall be made by the Company to list the Notes on the New York Stock Exchange.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

99.162% of the principal amount of the Notes, plus accrued interest, if any, from November 17, 2008.

Expected Reoffering Price:

99.512% of the principal amount of the Notes, plus accrued interest, if any, from November 17, 2008.

Names and Addresses of Representatives of the Several Underwriters:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, New York 10005

Attn: Investment Grade Debt Capital Markets – Syndicate Desk

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Attn: Registration

The respective principal amounts of the Debt Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1. For purposes of the Underwriting Agreement, the “Applicable Time” is 6:30 P.M. (New York City time) on the date of this Terms Agreement.

2. For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth, sixth and seventh paragraphs under the caption “Underwriting” in the prospectus supplement. In addition, subsection (a) of Section 6 of the Underwriting Agreement is hereby amended by replacing “Pricing Prospectus” with “Pricing Prospectus or the Prospectus”.

3. The following selling restrictions apply to the offer and sale of the Notes:

(a) Each Underwriter hereby severally represents and agrees that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the Prospectus, or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as agreed to with the Company in advance of such offer, sale or delivery.

(b) Each Underwriter hereby severally represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(1) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(3) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(4) in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

(c) Each Underwriter hereby severally represents and agrees that (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(d) Each Underwriter hereby severally represents and agrees that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (A) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (B) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (C) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

(e) Each Underwriter hereby severally represents and agrees that it will not offer or sell the Notes or make the Notes the subject of an invitation for subscription or purchase nor may it circulate or distribute the Prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any Notes, whether directly or indirectly, to any person in Singapore other than (1) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”), (2) to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

(f) Each Underwriter hereby severally represents and agrees that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

The Closing will take place at 9:00 A.M., New York City time, on November 17, 2008, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Notes will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 (unless another location shall be agreed to by the Company and the Representatives) at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ BRIAN D. BEDNARSKI
Name:	Brian D. Bednarski
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ JARED BIRNBAUM
Name:	Jared Birnbaum
Title:	Director

By:	/s/ DAVID GREENBERG
Name:	David Greenberg
Title:	Managing Director

GOLDMAN, SACHS & CO.

By:	/s/ GOLDMAN, SACHS & CO.
(Goldman, Sachs & Co.)

Acting as Representatives of the several Underwriters

Accepted:

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ MARCO KUEPFER
Name:	Marco Kuepfer
Title:	Vice President Finance & Treasurer

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of 6.875% Notes due 2014
Citigroup Global Markets Inc.	$354,166,667
Deutsche Bank Securities Inc.	354,166,667
Goldman, Sachs & Co.	354,166,666
BNP Paribas Securities Corp.	62,500,000
Greenwich Capital Markets, Inc.	62,500,000
SG Americas Securities, LLC	62,500,000

Total	$1,250,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: Electronic roadshow

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: (i) Final Term Sheet, attached as Schedule C hereto; and (ii) Issuer Free Writing Prospectus, regarding recent developments, filed on November 12, 2008.

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433
Registration No. 333-150449

FINAL TERM SHEET

Dated November 12, 2008

6.875% Notes due 2014

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	6.875% Notes due 2014 (the “2014 Notes”)

Aggregate Principal Amount:	$1,250,000,000

Maturity Date:	March 17, 2014

Coupon:	6.875%

Interest Payment Dates:	Semi-annually on each March 17 and September 17, commencing March 17, 2009

Price to Public:	99.512% of principal amount

Net Proceeds (Before Expenses):	$1,239,525,000

Underwriting Discount:	0.35%

Benchmark Treasury:	2.75% due October 2013

Benchmark Treasury Yield:	2.364%

Spread to Benchmark Treasury:	+ 462.5 bp

Yield:	6.989%

Settlement Date (T+3):	November 17, 2008

CUSIP/ISIN:	718172AG4/ US718172AG43

Listing:	Application will be made to list the 2014 Notes on the New York Stock Exchange.

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A by Standard & Poor’s Ratings Services A+ by Fitch Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co.

Co-Managers:	BNP Paribas Securities Corp. Greenwich Capital Markets, Inc. SG Americas Securities, LLC

Allocations:

Citigroup Global Markets Inc.	$354,166,667
Deutsche Bank Securities Inc.	354,166,667
Goldman, Sachs & Co.	354,166,666
BNP Paribas Securities Corp.	62,500,000
Greenwich Capital Markets, Inc.	62,500,000
SG Americas Securities, LLC	62,500,000
Total	$1,250,000,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 877-858-5407, Deutsche Bank Securities Inc. toll free at 800-503-4611 or Goldman, Sachs & Co. toll free at 866-471-2526.